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                                                                   Exhibit 10.17

                              Chalet Chaperon Rouge
                                  Apartment A9
                                CH-1885 Chesieres
                                   Switzerland

To: Reynard Motorsport Limited
      Reynard Centre
      Telford Road
      Bicester
      Oxon OX6 0UY                                            31 March 1999

Dear Sirs,

This letter sets out the terms and conditions on which I have since 1 October 1998 been prepared to offer to you a cash advance facility (`the Facility') in pounds sterling only:

1        INTERPRETATION

1.1      In this letter:

         `ADVANCE' means each advance made or to be made by me to you under this Facility Letter

         `FACILITY LETTER' means the agreement constituted by this letter and your acceptance

2        AMOUNT

The maximum amount at any time outstanding under the Facility shall not exceed (pound)6,000,000.

3        ADVANCES AND REPAYMENT

The terms of this Facility Letter shall govern all and any Advances I may make to you at my discretion and at your request which Advances shall in any event be repayable on demand. You may repay such Advances in whole or part at any time or times before demand but subject to prior payment in full of all accrued interest, whether due or not, to the date of repayment.

4        INTEREST

Interest shall be charged on each Advance at an annual rate of 2.5% over National Westminster Bank base rate from time to time. It shall be calculated and accrue on a daily basis, in arrears, and be payable on 1st October in each year in the United kingdom to a UK clearing bank account to be nominated by me from time to time.

5        REPRESENTATIONS AND WARRANTIES

5.1      You represent and warrant to me that:

5.1.1 you have full power to enter into and perform your obligations under this Facility Letter (which has been duly accepted by you) and to borrow and repay up to the maximum amount of the Facility and have obtained and will maintain in effect all necessary corporate authorisations and all other necessary consents, licences and authorities;


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5.1.2    acceptance of this Facility Letter, the drawing of any part of the
         Facility do not and will not constitute an event of default under or breach of any existing law or regulation or your memorandum and articles of association or any limitation on the powers of your directors or of the terms of any charge, contract, undertaking or restrictions binding on you;

5.1.3 no event has occurred which constitutes (or with the giving of notice or lapse of time or both would constitute) one of the events of default specified in clause 6 below;

5.1.4 you are not in default under any agreement to which you are a party which would have a material adverse effect on your business or financial condition; and

5.1.5 no litigation, arbitration or proceeding is taking place, pending, or, to your knowledge, threatened against you or any of your assets which may have a material adverse effect on your business, assets or financial condition.

5.2 Each of your representations and warranties shall be continuing and deemed to be repeated on the making of any request for an Advance.

6        EVENTS OF DEFAULT

6.1      If:

6.1.1 default is made in the payment on the due date of any amount payable under the Facility;

6.1.2 you are in breach of any other of your obligations under the Facility for more than 10 days after written notice from me to you requiring such breach to be remedied;

6.1.3 you admit in writing your inability to pay or shall become unable to pay your debts generally as they fall due, or become bankrupt or insolvent, or file any petition or action for relief under any bankruptcy, reorganisation, insolvency or moratorium law;

6.1.4 an application is made for an administration order to be made in respect of you;

6.1.5 proceedings are started for your winding-up, dissolution, or reorganisation (otherwise than while solvent and on terms previously approved in writing by me) or for the appointment of a receiver, trustee or similar officer of any or all of your revenues and assets;

6.1.6 a distress or other execution is levied on or against any substantial part of your property and is not discharged within 10 days;

6.1.7 you suspend or threaten to suspend your operations or, except in the ordinary course of business, sell, lease, transfer or otherwise dispose of all or any substantial part of your assets (whether by a single transaction or by a series) or all or any part of your assets are seized or appropriated by or on behalf of any governmental or other authority or are compulsorily acquired;


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6.1.8    any of your indebtedness is not paid on its due date or becomes due prior to its stated maturity or any guarantee given by you is not honoured when due or called upon;

6.1.9 any governmental or other consent or exemption required to enable you to perform your obligations under this Facility Letter is withdrawn or modified or it becomes for any reason unlawful for you to perform any of those obligations;

6.1.10 any representation or warranty made by you to me in or pursuant to this Facility Letter shall prove to have been incorrect in any material respect when made (or deemed made) or, if repeated at any time hereafter by reference to the facts subsisting at such time, would no longer be true and correct in all material respects; or


I shall immediately be entitled to declare that the Facility is cancelled, whereupon no further Advances may be drawn and I shall be deemed to have made demand for repayment of all Advances together with all interest and other moneys due under this Facility Letter, whereupon the same shall become immediately due and payable without presentment, further demand, protest or any other notice whatever.

6.2 You will notify me forthwith in writing of the occurrence of any of the events specified in this clause 6.

7        FEES AND EXPENSES

You shall reimburse me on demand for any costs or expenses (including but not limited to legal fees) incurred by me in the preparation, execution, administration and enforcement of this Facility Letter.


8        LAW AND JURISDICTION

This Facility Letter shall be governed by and construed in accordance with English law.

Yours faithfully

/s/ Adrian Reynard

Adrian Reynard


Accepted, for and on behalf of Reynard Motorsport Limited, on 31  March 1999


/s/ Alex Hawkridge     Chief Executive Officer